Exhibit 99.1


NEWS RELEASE

                                                              90 Park Avenue
                                                              New York, NY 10016

                                                       [LOGO]

FOR RELEASE:
7:00 A.M., MONDAY, APRIL 13, 1998

CONTACT:
Investors: Jeffrey Bergman, 212.834.1113
Media:     Richard Humphrey, 212.834.1201
           Richard Torrenzano, The Torrenzano Group, Ltd., 212.681.1700


                         GREENPOINT FINANCIAL TO ACQUIRE
                          BANKAMERICA HOUSING SERVICES

                    $603 MILLION PURCHASE MAKES GREENPOINT
                  NUMBER TWO LENDER FOR MANUFACTURED HOUSING

NEW YORK, April 13 -- GreenPoint Financial Corp. (NYSE: GPT) today announced a definitive agreement to purchase BankAmerica Housing Services (BAHS), a division of Bank of America, FSB for a cash premium of $603 million.

BankAmerica Housing Services is the second largest originator and servicer of manufactured housing loans, with annual originations of more than $2.5 billion and a servicing portfolio of $10.6 billion. BAHS, with 1,500 employees, has a national sales and service network of 45 offices and more than 5,000 dealer relationships in 48 states.

"This acquisition brings GreenPoint another asset generation niche, with a high market share, which is strategically compatible with our existing business," said Thomas S. Johnson, Chairman and Chief Executive Officer of GreenPoint Financial.

"Providing significant revenue growth through the diversification of our lending products, it expands the borrower pool, adds a new origination channel, and a $10 billion servicing

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portfolio," he continued. "Further, we are acquiring the revenue associated with this servicing portfolio without taking on any existing credit risk."

"With key BAHS management, led by John Wheeler, remaining in place, I am confident this proven team will continue to grow the business. This will also allow us to maintain and enhance the excellent dealer relationships established by BAHS," Mr. Johnson concluded.

MANUFACTURED HOUSING AND NO DOCUMENTATION LENDING SIMILAR

"Both manufactured housing loans and GreenPoint's no-documentation mortgages are niche residential lending businesses," said Mr. Johnson. "Both are national in scope with leading market positions and solid growth prospects.

"In addition," Mr. Johnson added, "the borrowers for both businesses are purchasers not served by the conventional mortgage market. Both businesses enjoy premium pricing and prepayment speeds slower than conventional mortgages." Mr. Johnson said, "This combination provides GreenPoint higher asset values than conventional loan products."

The company expects to employ conservative assumptions of future delinquencies, loan prepayments and discount rate for gain-on-sale accounting. "Despite this conservative approach," Mr. Johnson said, "the acquisition will produce immediate earnings accretion."

Specifically, accretion to cash earnings per share is expected to be 5.3% in 1999, 9.3% in 2000, and 10.2% in 2001. Accretion to GAAP earnings per share is expected to be 5.3% in 2000, and 7.5% in 2001.

THE MANUFACTURED HOUSING MARKET

With the purchase, GreenPoint will enter a manufactured housing market that has been growing in size and improving in quality. Approximately 24% of the nation's new housing starts in 1997 were manufactured housing units, with the market experiencing more than 10% annual growth since 1992. A growing percentage of new manufactured housing financings include land loans, a product where GreenPoint's national appraisal platform will add significant value.

DEAL TO BE FINANCED WITH GREENPOINT STOCK OFFERING

The purchase price is comprised of a $603 million premium and a payment of approximately $100 million for net tangible assets at fair value. The acquisition will be treated as a purchase accounting transaction, resulting in approximately $515 million of tax-deductible goodwill, and will be amortized over 15 years. It will be financed through available capital and an offering of approximately $575 million in GreenPoint common stock prior to closing, expected during the third quarter.

The purchase includes BAHS' loan origination and servicing platforms, its servicing portfolio and related revenue stream, and a warehouse portfolio of $800 million in loans to be originated prior to closing.

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MANAGEMENT STRENGTHS

"This fourth acquisition in four years is the result of our dedication to identifying strategic opportunities and delivering shareholder value," said Mr. Johnson. "We have an experienced management team and the demonstrated capability to integrate acquisitions successfully."

In 1995, GreenPoint Financial acquired the 60 New York branches of Home Savings of America, with $8.1 billion in deposits; and the residential mortgage origination business of BarclaysAmerican/Mortgage Corp. These acquisitions were critical to GreenPoint's successful national expansion of its NoDoc mortgage business. In 1997, GreenPoint originated more than 20,000 NoDoc mortgages, totaling $2.9 billion, through 26 mortgage offices in major markets nationwide.

Last year GreenPoint acquired Citizens Financial Group's mortgage servicing operation, allowing the bank to consolidate all of its national and New York mortgage servicing portfolios and provide the capacity for future growth.

GREENPOINT FINANCIAL CORP.

GreenPoint Financial Corp., a specialty home finance company traded on the NYSE under the ticker symbol GPT, is the leading national lender in nodocumentation residential mortgages.

Its principal subsidiaries are GreenPoint Mortgage, a national mortgage banking company headquartered in Charlotte, NC, and GreenPoint Bank, a New York State chartered savings bank with $11 billion in deposits in 73 branches serving more than 400,000 households in the Greater New York area.

FORWARD LOOKING STATEMENTS

      This release contains certain forward-looking statements regarding each of GreenPoint Financial Corp., BankAmerica Housing Services and the combined Company following the acquisition, including estimates and projections related to accretion to earnings that may be realized from the acquisition, enhanced revenue opportunities, cost savings, transaction charges and other opportunities following the acquisition. The factors which may cause future results to differ materially from these estimates and projections include, but are not limited to: risks and uncertainties related to execution of the acquisition, including integration activities; prevailing economic conditions; changes in interest rates, loan demand, real estate values and competition; the level of defaults and prepayments on loans made by the combined Company; changes in accounting principles, policies, and guidelines; and other economic, competitive, governmental, regulatory and technological factors affecting the combined Company's operations, pricing, products and services.

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